Exhibit 10.7

EXEUCTION COPY

LOAN AGREEMENT

US$120,000,000

dated as of April 21, 2015

among

HANWHA Q CELLS CO., LTD.

as Borrower

THE KOREA DEVELOPMENT BANK

as Mandated Lead Arranger

THE BANKS AND OTHER FINANCIAL INSTITUTIONS

named herein as Lenders

and

KDB ASIA LIMITED

as Agent

LOAN AGREEMENT

THIS AGREEMENT is made on the 21st day of April, 2015

AMONG:

(1)	HANWHA Q CELLS CO., LTD., an exempted company incorporated under the laws of Cayman Islands with company number 167472 and its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Grand Cayman, KYI-1104, Cayman Islands, as borrower (“Borrower”);

(2)	THE KOREA DEVELOPMENT BANK as mandated lead arranger (“Mandated Lead Arranger”);

(3)	THE BANKS AND OTHER FINANCIAL INSTITUTIONS listed in Schedule I as lenders (each a “Lender” and collectively the “Lenders”); and

(4)	KDB ASIA LIMITED as agent (“Agent”).

IT IS HEREBY AGREED as follows:

Section 1. Interpretation

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Affiliate” means any of Hanwha Advanced Materials Corporation, HANHWA GALLERIA Co., Ltd., Hanwha SolarOne Hong Kong Limited, Hanwha SolarOne(Qidong) Co., Ltd., Hanwha Q CELLS Malaysia Sdn. Bhd. and Hanwha Q CELLS Gmbh; provided that if there is any change to the corporate governance of Borrower, Guarantor or any of the companies mentioned above or otherwise, any additional person(s) may be added to the definition of “Affiliate” by Agent’s written notice thereof to Borrower; For the avoidance of doubt, the contents set forth in the written notice (including, but not limited to, such addition of companies) shall be conclusive and binding on Borrower.

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) the date one (1) month from the date of this Agreement and (ii) the date on which the Facility is fully drawn, cancelled or terminated under the provisions of this Agreement;

“Banking Day” means a day (excluding Saturday and Sunday) on which banks are open for business in Seoul, Hong Kong, London and Cayman Islands, and if on that day a payment is to be made under this Agreement, New York City also;

“Commitment” means, in relation to each Lender, the principal amount set opposite that Lender’s name in Schedule I as reduced in accordance with this Agreement, being the maximum amount from time to time which that Lender is committed to make available under the Facility;

“Dollars” or the sign “US$” means the lawful currency of the United States of America;

“Drawdown” means the drawdown under the Facility pursuant to Section 3;

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, hypothecation, assignment or other security interest or any other agreement or arrangement (including, without limitation, title transfer and retention arrangements) having the effect of conferring security;

“Event of Default” means any event or circumstance specified as such in Section 13; and “prospective Event of Default” means any event or circumstance which with the giving of notice and/or the passage of time and/or the making of any relevant determination and/or the forming of any necessary opinion would be an Event of Default;

“Facility” means the transferable term loan facility to be made available under this Agreement;

“Guarantor” means Hanwha Chemical Corporation, a corporation organized and existing under the laws of Korea with its registered head office at 17th Floor, Hanwha Bldg. 86, Cheonggyecheon-ro, Jung-gu, Seoul, Korea;

“Guaranty” means the joint and several guaranty to be executed by Guarantor in the form set forth in Exhibit B;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means:

(a)	in relation to the Loan, an interest period ascertained in accordance with Section 4; and

(b)	in relation to an overdue amount, each Designated Interest Period determined for that overdue amount in accordance with Section 14.1(a) hereof or Section 6.2 of the Guaranty.

“Korea” means the Republic of Korea;

“Lending Office” means, in relation to each Lender, its office at the address specified in Schedule I or such other office selected by it from time to time pursuant to Section 17.6;

“LIBOR” means, in relation to any Interest Period, the rate shown on the Reuters Screen as being the rate per annum at which Dollar deposits are offered (i) in the case of an Interest Period for the Loan, for a period of three (3) months and (ii) in the case of an Interest Period for an overdue amount, for a period equal or comparable to such period, at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period; and, if such rate is below zero, LIBOR shall be deemed to be zero; for this purpose “Reuters Screen” means the display designated as page “LIBOR01” on the Reuters screen or such other page as may replace page “LIBOR01” on that service or such other service as may be nominated by the ICE Benchmark Administration Limited as the information vendor for the purpose of displaying the ICE Benchmark Administration Limited LIBOR Rate for Dollar deposits;

“Loan” means the aggregate principal amount drawn and for the time being outstanding under the Facility;

“London Banking Day” means a day on which Dollar deposits may be dealt in on the London interbank market;

“Majority Lenders” means the Lenders whose aggregate Participations in the Loan exceed sixty-six and two-thirds of one percent (66 2/3%) of the Loan or, if the Drawdown has not yet been made, whose aggregate Commitments exceed sixty-six and two-thirds of one percent (66 2/3%) of all the Commitments;

“Margin” means two point three percent (2.3%) per annum;

“Notice of Drawdown” means a notice in the form set forth in Exhibit A;

“Participation” means, in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the proportion of such amount which is owing to that Lender and, in respect of the Drawdown, the proportion of the Drawdown which is to be made available by that Lender and “Participation in the Facility” shall be construed accordingly;

“Repayment Date” means the date three (3) years from the date of the Drawdown;

“Transfer Certificate” means a certificate substantially in the form of Exhibit C, completed and delivered in the manner provided for herein and therein; and

“Transferee” means the transferee of a Participation referred to in a Transfer Certificate.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorization” includes any approvals, consents, licenses, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to any such obligation:

(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefiting from an Encumbrance on any property or asset of such person;

“law” and/or “regulation” includes, whether or not having the force of law, any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations and rules of civil and common law and equity;

a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or (if there is no such numerically corresponding day or if a period starts on the last day in a calendar month) on the last day of such next calendar month;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporated or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof; and

“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns. The expressions “Borrower”, “Guarantor”, “Lender”, “Mandated Lead Arranger” and “Agent” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Sections, Schedules and Exhibits are to sections of and the schedules and the exhibits to this Agreement and references to this Agreement include the Schedules and the Exhibits. Section headings are inserted for reference only and shall be ignored in construing this Agreement.

Section 2. The Facility

2.1	Amount and Participations. Subject to the provisions of this Agreement:

(a)	the aggregate principal amount of the Facility available to Borrower is One Hundred Twenty Million Dollars (US$120,000,000); and

(b)	each Lender will participate in the Facility in the proportion which its Commitment bears to the aggregate Commitments of all the Lenders.

2.2	Purpose. The proceeds of the Facility shall be used exclusively for financing Borrower’s general working capital requirements and repayment of its existing debt. None of the Lenders, Mandated Lead Arranger and Agent shall have any responsibility for the application of the proceeds by Borrower.

2.3	Lenders’ Several Liability. The rights and obligations of the Lenders hereunder are several and accordingly:

(a)	the amount at any time outstanding hereunder to each Lender or Agent by Borrower shall be a separate and independent debt and each Lender and Agent shall be entitled to protect and enforce its respective rights arising out of this Agreement; and

(b)	the failure of any Lender to perform its obligations hereunder shall not relieve any other Lender, Agent or Borrower of any of its respective obligations, nor shall any Lender or Agent be responsible for the obligations of any other Lender.

Section 3. The Drawdown

3.1	Availability of Drawdown. Subject to Section 3.2 and the other terms and conditions of this Agreement, Borrower shall make a single Drawdown of the full amount of the Facility on any Banking Day during the Availability Period.

3.2	Conditions of Drawdown. The obligations of the Lenders to make the Facility available to Borrower are subject to the conditions that:

(a)	Agent shall have received, before the Notice of Drawdown is given or at such later time as Agent may agree, all of the documents and evidence specified in Schedule II in form and substance satisfactory to Agent and in such number of copies or counterparts as Agent may require. Copies required to be certified shall be certified in a manner satisfactory to Agent by a duly authorized officer of Borrower or other party concerned;

(b)	Agent shall have received not later than 12:00 noon (Hong Kong time) on the third (3rd) Banking Day before the date on which the Drawdown is proposed to be made (or such later time as Agent may agree) a duly completed and signed Notice of Drawdown;

(c)	no Event of Default or prospective Event of Default shall have occurred (or would occur as a result of the Drawdown being made) and all representations and warranties made by Borrower in or in connection with this Agreement or Guarantor in or in connection with the Guaranty shall be true and correct as at the date of the making of the Drawdown with reference to the facts and circumstances then subsisting;

(d)	since the date of this Agreement, there shall not have been any change, or any development involving a prospective change, in or affecting the business or financial condition of Borrower or Guarantor the effect of which, in the reasonable opinion of Agent, is material and adverse;

(e)	since the date of this Agreement, there shall not have been any change, or any development involving a prospective change, in or affecting the social, economic, foreign exchange or political conditions of Cayman Islands or Korea or the international money, capital or syndicated loan markets the effect of which, in the reasonable opinion of Agent, is material and adverse; and

(f)	not later than 11:00 a.m. (Hong Kong time) on the date on which the Drawdown is proposed to be made, Agent shall have received and found satisfactory such additional information, legal opinions and documents relating or relevant to this Agreement as Agent may reasonably require as a result of circumstances arising or becoming known to Agent since the date of this Agreement.

3.3	Notification. Agent shall promptly notify the Lenders of receipt of the Notice of Drawdown whereupon each Lender shall, subject to the provisions of this Agreement, make available to Borrower its Participation in the Drawdown in accordance with Section 7.1.

3.4	Notice of Drawdown Irrevocable. The Notice of Drawdown once given shall be irrevocable and Borrower shall be bound to make the Drawdown in accordance therewith, except as otherwise provided in this Agreement. If for any reason the Drawdown is not made in accordance with the Notice of Drawdown, Borrower shall on demand pay to Agent for the account of each Lender such amount (if any) as such Lender may certify to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the proposed Drawdown or otherwise as a consequence of the proposed Drawdown not having been made in accordance with the Notice of Drawdown.

3.5	Cancellation. If the Facility is undrawn at the end of the Availability Period, it shall be automatically cancelled.

Section 4. Interest

4.1	Interest. Borrower shall pay interest on the Loan in accordance with the provisions of this Section.

4.2	Interest Periods. The Interest Periods applicable to the Loan shall be three (3) months, provided that:

(a)	the first Interest Period shall commence on the date on which the Drawdown is made;

(b)	each Interest Period (except the first Interest Period) shall commence on the last day of the preceding Interest Period;

(c)	any Interest Period which would otherwise end on a non-Banking Day shall instead end on the next following Banking Day or, if that Banking Day is in another calendar month, on the immediately preceding Banking Day;

(d)	if any Interest Period commences on the last Banking Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month three (3) months thereafter, that Interest Period shall, subject to paragraph (e), end on the last Banking Day of such later calendar month; and

(e)	any Interest Period which would otherwise extend beyond the Repayment Date shall instead end on that date.

4.3	Rate and Calculation. The rate of interest applicable to the Loan or the relevant part thereof for each Interest Period shall be the rate per annum conclusively determined by Agent to be the aggregate of LIBOR for that Interest Period and the Margin. Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, including the first day of the period during which it accrues but excluding the last, and shall be paid in arrears on each Interest Payment Date. Agent shall notify Borrower and the Lenders of each interest rate determined under this Section.

Section 5. Repayment, Prepayment and Cancellation

5.1	Repayment. Subject as otherwise provided herein, Borrower shall repay the Loan in one lump sum, together with all accrued interest and other monies due and payable in connection with the Facility, on the Repayment Date.

5.2	Voluntary Prepayment. Borrower may prepay all or part of the Loan on any Interest Payment Date, provided that:

(a)	Borrower shall have given to Agent not less than thirty (30) days’ prior written notice specifying the amount and date of prepayment;

(b)	the amount of any partial prepayment shall be at least Five Million Dollars (US$5,000,000) and an integral multiple of Two Million Dollars (US$2,000,000) except in the case of a prepayment in full of the entire remaining balance of the Loan; and

(c)	all other sums then due and payable under this Agreement shall have been paid.

5.3	Provisions Applicable to Prepayments. Any notice of prepayment given by Borrower under any provision of this Agreement shall be irrevocable and Borrower shall be bound to make a prepayment in accordance therewith. Amounts prepaid may not be reborrowed under this Agreement.

5.4	Other Amounts. If the Loan or any part thereof is prepaid under any provision of this Agreement, Borrower shall also pay to Agent for the account of each Lender concerned:

(a)	at the time of prepayment, such Lender’s proportion of interest accrued up to the date of prepayment and all other sums payable by Borrower under this Agreement for the account of such Lender; and

(b)	on demand, such amount as such Lender may certify to be necessary to compensate it for any loss or expense incurred as a consequence of such prepayment (including any loss incurred in liquidating or redeploying funds acquired to maintain such Lender’s Participation in the Loan as a result of such prepayment not being made on the last day of an Interest Period or otherwise).

5.5	No Voluntary Cancellation. Borrower may not cancel all or any part of the Facility before the end of the Availability Period.

Section 6. Fees and Expenses

6.1	Upfront Fee. Borrower shall, whether or not the Drawdown is made hereunder, pay to Agent for the account of each Lender a non-refundable upfront fee in accordance with the arrangements agreed between Mandated Lead Arranger and the Lenders on or prior to the date of this Agreement and a letter of even date herewith addressed by Mandated Lead Arranger to and accepted by Borrower.

6.2	Agency Fee. Borrower shall pay to Agent for its own account a non-refundable agency fee in the amount of US$15,000 per annum during the period from the date of this Agreement until all sums due or to become due under this Agreement have been paid. The agency fee shall be payable annually in advance on the date of the Drawdown and on each anniversary thereof.

6.3	Expenses. Borrower shall forthwith on demand and whether or not the Drawdown is made pay to or reimburse each of Mandated Lead Arranger, Agent and the Lenders for its own account for all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and translation, communication, advertisement, travel and all other out-of-pocket expenses) incurred by it in connection with the negotiation, syndication, preparation, execution and (where relevant) registration of this Agreement and any other documentation required hereunder and the arrangement of the Facility and any amendment hereto and any inspection, calculation, approval, consent or waiver to be conducted, made or given by Agent or the Lenders pursuant to any provision of this Agreement.

6.4	Enforcement Costs. Borrower shall from time to time forthwith on demand pay to or reimburse each of Mandated Lead Arranger, Agent and the Lenders for all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by it in exercising any of its rights or powers under this Agreement or in suing for or seeking to recover any sums due under this Agreement or otherwise preserving or enforcing its rights under this Agreement or in defending any claims brought against it in respect of this Agreement.

6.5	Taxes. Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees which may be payable in respect of this Agreement and shall indemnify each of the Lenders, Mandated Lead Arranger and Agent against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees. Borrower shall also pay to each of Mandated Lead Arranger, Agent and the Lenders on demand, in addition to any amount payable by Borrower to Mandated Lead Arranger, Agent or such Lender (as the case may be) under this Agreement, any goods and services, value added or other similar tax payable in respect of that amount (and references in this Agreement to that amount shall be deemed to include any such taxes payable in addition to it).

Section 7. Payments and Evidence of Debt

7.1	The Drawdown. Amounts to be advanced by the Lenders to Borrower under this Agreement shall be made available to Agent not later than 10:00 a.m. (New York time) on the date of the Drawdown in same day funds (or in such other funds as may then be customary for the settlement in Dollars in New York City of transactions of this nature) to the account of Agent (account no. 001-1-385903) with JP Morgan Chase Bank, New York (or to such other account as Agent may designate). Agent shall make available to Borrower the amounts received by it by payment to the account to be designated by Borrower in the Notice of Drawdown. Borrower shall be deemed to have borrowed the relevant amount when such payment is made by Agent.

7.2	Payments by Borrower. All payments by Borrower under this Agreement shall be made to Agent not later than 10:00 a.m. (New York time) on the relevant due date in same day funds (or in such other funds as may then be customary for the settlement in Dollars in New York City of transactions of this nature) to the account of Agent (account no. 001-1-385903) with JP Morgan Chase Bank, New York (or to such other account as Agent may designate), in each case under facsimile advice to Agent. Agent shall forthwith distribute to each Lender its due proportion (if any) of the amounts received by it in like funds as are received by Agent and to the account of such Lender specified in Schedule I hereto or to such other account as such Lender shall have previously notified to Agent.

7.3	Allocation of Receipts. If any amount received by Agent is less than the full amount due, Agent in consultation with the Lenders shall have the right to allocate the amount received towards principal, interest and/or other sums owing hereunder as it considers appropriate.

7.4	Refunds. If Agent distributes to a Lender an amount which Agent has not (but should have) received from Borrower, such Lender shall on request promptly refund such amount to Agent together with interest thereon for the relevant period at the rate per annum certified by Agent to represent the cost to it of funding such amount for such period. If Agent distributes to a Lender an amount which is required to be repaid to Borrower, such Lender shall on request promptly refund such amount to Agent together with such interest thereon (if any) as is required to be paid to Borrower. If Agent makes an amount available to Borrower which Agent has not (but should have) received from a Lender, Borrower shall on request promptly refund such amount to Agent together with interest thereon at the rate referred to above.

7.5	Banking Days. Subject to Section 4.2, if any sum would otherwise become due for payment on a non-Banking Day that sum shall become due on the next following Banking Day (except for the repayment due under Section 5.1, which shall become due on the immediately preceding Banking Day) and interest shall be adjusted accordingly.

7.6	Evidence of Debt. Agent shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on Borrower as to the existence and amounts of the obligations of Borrower recorded therein.

7.7	Certificate Conclusive and Binding. Where any provision of this Agreement provides that a Lender or Agent may certify or determine an amount or rate payable by Borrower, a certificate by such Lender or Agent as to such amount or rate shall be conclusive and binding on Borrower in the absence of manifest error.

Section 8. Market Disruption

8.1	Market Disruption. If in relation to any Interest Period for the Loan:

(a)	Agent determines (which determination shall be conclusive and binding) that by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for that Interest Period; or

(b)	no rate appears on the Reuters Screen for that Interest Period; or

(c)	Agent is notified by the Majority Lenders that for whatever reason (including, without limitation, circumstances affecting the London interbank market generally or circumstances affecting a particular category of banks and other financial institutions only), deposits in Dollars in the required amount for the relevant Interest Period are not available to them in the London interbank market or from whatever sources they may select to obtain funds for that Interest Period; or

(d)	Agent is notified by the Majority Lenders that for whatever reason (including, without limitation, circumstances affecting the London interbank market generally or circumstances affecting a particular category of banks and other financial institutions only) the aggregate of LIBOR for that Interest Period and the Margin does not adequately reflect (i) the cost to them of obtaining funds for that Interest Period from whatever sources they may select and (ii) the effective return to them in respect of the Facility expected at the time of execution of this Agreement,

Agent shall promptly notify Borrower and the Lenders accordingly and, if not already made, the Drawdown shall not be made unless and until an alternative basis is agreed upon in accordance with Section 8.2.

8.2	Alternative Basis by Agreement. Immediately following such notification, Borrower and Agent, in consultation with the Lenders, shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Loan and determining the applicable interest rate, which alternative basis shall, for the avoidance of any doubt, include adjustment of the applicable Margin. If an alternative basis is agreed within a period of thirty (30) days after such notification or such longer period for discussion as Borrower and Agent, with the consent of the Lenders, may agree, the alternative basis shall take effect in accordance with its terms.

8.3	Alternative Basis Determined by Lenders. If an alternative basis is not so agreed and the Drawdown has been made, Borrower shall pay interest to each Lender on its Participation in the Loan for the relevant Interest Period at the rate per annum equal to the aggregate of (i) the Margin and (ii) the cost (expressed as an annual interest rate) to such Lender of funding its Participation in the Loan during the relevant Interest Period (as conclusively determined by such Lender).

8.4	Cancellation and Prepayment. If an alternative basis is not so agreed pursuant to Section 8.2;

(a)	if the Drawdown has not been made, the Facility shall be cancelled and all sums outstanding under this Agreement shall be paid to Agent at the end of the period for negotiation ascertained in accordance with Section 8.2; or

(b)	if the Drawdown has already been made, Agent may require Borrower to prepay the Loan, by giving written notice to Borrower specifying a prepayment date which is not less than fourteen (14) days after such notice is given. On the specified date the Facility shall be cancelled and Borrower shall prepay the Loan in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment and all other sums payable by Borrower under this Agreement. For this purpose, the interest rate from time to time applicable to each Lender’s Participation in the Loan shall be the rate ascertained in accordance with Section 8.3 in relation to the relevant period.

Section 9. Change of Law or Circumstances

9.1	Unlawfulness. If it becomes unlawful for any Lender to give effect to its obligations hereunder, such Lender shall through Agent so notify Borrower, whereupon such Lender’s Commitment shall be cancelled and its obligation to maintain its Participation in the Loan shall cease. Borrower shall forthwith after such notification, or such longer period as such Lender may certify as being permitted by the relevant law, prepay such Lender’s Participation in the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder to such Lender.

9.2	Increased Cost. If a Lender determines that any change in any applicable law or regulation or in the interpretation or application thereof or compliance by such Lender with any applicable direction, request or requirement (whether or not having the force of law) of any competent governmental or other authority does or will:

(a)	subject such Lender to any tax or other payment with reference to sums payable by Borrower under this Agreement (except (i) tax on such Lender’s overall net income in the jurisdiction of its principal office or Lending Office or (ii) as referred to in Section 10) or oblige such Lender to forgo any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement; or

(b)	impose on such Lender any other condition the effect of which is to (i) increase the cost to such Lender of participating in the Facility, including without limitation increased costs resulting from complying with applicable capital adequacy requirements, or (ii) reduce the amount of any payment receivable by, or the effective return to, such Lender in respect of the Facility;

such Lender may through Agent so notify Borrower, and Borrower shall from time to time upon demand (whether or not such Lender’s Participation in the Loan has been repaid) pay to Agent for the account of such Lender such amounts as such Lender may certify to be necessary to compensate it for such tax, payment, increased cost or reduction (each an “increased cost”). Where such increased cost arises from circumstances contemplated above which affect such Lender’s business generally or the manner in which or extent to which such Lender allocates capital resources, such Lender shall be entitled to such increased cost as it determines and certifies is fairly allocable to its Participation in the Facility. So long as the circumstances giving rise to such increased cost continue, Borrower may, after giving Agent not less than thirty (30) days’ prior written notice, prepay all (but not only part) of such Lender’s Participation in the Loan in accordance with Sections 5.3 and 5.4, and upon the giving of such notice such Lender’s Commitment shall be cancelled.

Section 10. Taxes and Other Deductions

10.1	Payments to be Free and Clear. All sums payable by Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature.

10.2	Grossing-up of Payments. (a) If Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of Mandated Lead Arranger, Agent or any Lender, Borrower shall, together with such payment, pay such additional amount as will ensure that Mandated Lead Arranger, Agent or such Lender receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. Borrower shall promptly forward to Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

(b) Without prejudice to the provisions of paragraph (a) above, if any person or Agent on its behalf is required to make any payment on account of tax or otherwise (not being a tax on the overall net income of any Lender in the jurisdiction of its principal office or Lending Office) on or in relation to any sum received or receivable hereunder by such person or Agent on its behalf (including, without limitation, any sum received or receivable under this Section 10) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or Agent on its behalf, Borrower shall, upon demand of Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

Section 11. Representations and Warranties

Borrower represents and warrants to each Lender and Agent as follows:

11.1	Incorporation and Qualification. Borrower is an exempted company duly incorporated, and validly existing and in good standing under the laws of Cayman Islands. Each Affiliate is duly organized and validly existing under the laws of its respective jurisdiction of organization. Borrower and each of the Affiliates are qualified or registered to do business in every jurisdiction where the failure to so qualify or register could have a material adverse effect on Borrower or Borrower and the Affiliates taken as a whole.

11.2	Power and Authority. Borrower has full legal right, capacity, power and authority to carry on its present business, to own its properties and assets, to incur the indebtedness and other obligations provided for in this Agreement, to execute and deliver this Agreement and all other documents hereunder and to perform and observe the terms and conditions hereof and thereof.

11.3	Authorization of Borrowing. Borrower has taken all appropriate and necessary corporate and legal actions to authorize the execution and delivery of this Agreement and all other documents hereunder and to authorize the performance and observance of the terms and conditions hereof or thereof.

11.4	Authorizations and Approvals. There are no authorizations necessary for the valid execution, delivery and performance of this Agreement.

11.5	Agreement Binding; Compliance with Law and Other Agreements. This Agreement constitutes the legal, valid, binding and unsubordinated obligation of Borrower enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Agreement, the payment by Borrower of all amounts due on the dates and in the currency provided for herein and the application of the proceeds of the Facility as provided in Section 2.2 hereof (i) will not violate or contravene any provision of law or regulation which is applicable to Borrower; (ii) will not conflict with the Memorandum and Articles of Association of Borrower; (iii) will not conflict with or result in the breach of any provision of, or in the imposition of any Encumbrance under, any agreement or instrument to which Borrower is a party or by which it or any of its properties or assets is bound; and (iv) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument.

11.6	No Event of Default. Borrower is not in default under any agreement or obligation applicable to it or its assets or revenues, the consequences of which default could materially and adversely affect its business or financial condition or its ability to perform its obligations under this Agreement and no Event of Default or prospective Event of Default has occurred.

11.7	Compliance with Law. Borrower and each of the Affiliates are in full compliance with all applicable laws, regulations and orders, whether or not having the force of law, including without limitation, tax laws.

11.8	Ranking of Loan. This Agreement is the direct, unconditional and general obligation of Borrower. Borrower’s obligations hereunder rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated indebtedness of Borrower except for those preferred by operation of law.

11.9	Legal Actions. No registrations, recordings or filings are required as a condition to the legality, validity or enforceability of this Agreement or any other document to be executed and delivered pursuant to the terms of this Agreement.

11.10	Financial Statements. The most recent audited financial statements of Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with all applicable laws and regulations of Cayman Islands and generally accepted accounting principles and policies consistently applied and show a true and fair view of the financial position of Borrower as at the end of, and the results of its operations for, the financial period to which they relate and, as at the end of such period Borrower did not have any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are not disclosed by, or reserved against in, such financial statements, and there has been no material adverse change in the business or financial condition of Borrower since the date of such financial statements.

11.11	Encumbrances. No Encumbrance exists over all or any part of the property, assets or revenues of Borrower other than those disclosed in the financial statements referred to in Section 11.10.

11.12	Litigation. No litigation, administrative proceeding or arbitration is presently pending or threatened against Borrower or any Affiliate or their assets or revenues which, if adversely determined, could have a material effect on the ability of Borrower to perform its obligations under this Agreement.

11.13	Sovereign Immunity. Borrower is generally subject to civil and commercial law and to legal proceedings and neither Borrower nor any of its assets or revenues is entitled to claim immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

11.14	No Misstatement. No information, exhibit or report furnished in writing by Borrower to Agent or the Lenders in connection with the arrangement and syndication of the Facility or negotiation of this Agreement contained any misstatement of fact as at the date of such exhibit or report or as at the date when such information was given which was material in the context of this Agreement or omitted to state a fact as at such date which in any such case would be materially adverse to the interests of Agent or the Lenders under this Agreement.

11.15	Shareholding of Borrower. Guarantor directly (or through its 100% owned affiliate) and beneficially owns not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

Section 12. Covenants

12.1	Financial Statements. Throughout the life of this Agreement, Borrower shall provide Agent with copies (in sufficient number for each Lender) of its unaudited financial statements for the first six (6) months of each fiscal year and its audited and consolidated financial statements for each fiscal year as they are available but in any event not later than ninety (90) days after the close of each fiscal period covered by an unaudited financial statement and not more than one hundred and twenty (120) days after the close of each fiscal period covered by an audited and consolidated financial statement and such other information respecting the financial condition and operations of Borrower as Agent may from time to time reasonably request. Each financial statement provided hereunder shall have been prepared in accordance with generally accepted accounting principles in the United States of America, and be accompanied by a certificate executed by the principal financial officer of Borrower stating (i) that as of the date of such financial statement Borrower is in full compliance with all terms and conditions hereof, including without limitation all financial covenants, and of any document executed pursuant hereto, and (ii) that as of such date no Event of Default or prospective Event of Default has occurred and is continuing.

12.2	Taxes. Borrower shall pay and discharge and shall cause each Affiliate to pay and discharge, all taxes, assessments and governmental charges upon them or their respective assets promptly when due and, in any event, prior to the date on which penalties may become attached thereto.

12.3	Representations & Warranties. Borrower shall ensure that the representations and warranties contained in this Agreement remain at all times true and accurate by reference to the facts and circumstances from time to time existing.

12.4	Continuing Governmental Authorizations. Borrower undertakes to maintain in full force and effect all governmental authorizations referred to in Section 11.4 and to obtain or effect any new or additional governmental authorizations, as may be required or advisable in respect of the performance by Borrower of any of the terms and conditions of this Agreement.

12.5	Maintenance and Continuity of Business. (a) Borrower shall maintain and shall cause each Affiliate to maintain their respective corporate existences in good standing and in compliance with all applicable laws and regulations, and Borrower shall maintain and shall cause each Affiliate to maintain the present character of their respective businesses.

(b) Borrower shall maintain and shall cause each Affiliate to maintain insurance on and in relation to their respective businesses, properties and assets with reputable underwriters or insurance companies against such risks and in such amount as are customary for businesses of a like nature in the jurisdiction in which such properties and assets are located or in which such businesses are conducted.

(c) Borrower shall not, except with the prior written consent of Agent, (i) purchase or otherwise acquire all or any material portion of the assets or shares of any other corporation or (ii) sell, lease, transfer or otherwise dispose of all or any material portion of its property or assets, whether by a single transaction or by a number of transactions whether related or not, or (iii) declare or pay any dividend or make any other income distribution to its shareholders if an Event of Default or prospective Event of Default has occurred and has not been remedied to the satisfaction of Agent.

(d) Borrower shall not merge or consolidate with any other corporation which might result in any material adverse effect on Borrower.

12.6	Notice. Promptly upon its occurrence, Borrower shall give written notice to Agent of any Event of Default or prospective Event of Default, or any litigation, administrative proceeding or arbitration referred to in Section 11.12, and of any other matter which has resulted or might result in a material adverse change in Borrower’s operations or financial condition or affect Borrower’s ability to pay, when due, any amounts due under this Agreement.

12.7	Encumbrances. Borrower shall not permit any loan, debt, guarantee or other obligation constituting indebtedness of Borrower or any other person to be secured by any Encumbrance on any assets or future revenues of Borrower and shall cause each Affiliate not to permit any loan, debt, guarantee or other obligation constituting indebtedness of such Affiliate or any other person to be secured by any Encumbrance on any assets or future revenues of such Affiliate, without in each instance prior written consent of the Majority Lenders, provided, however, that the foregoing shall not apply to Encumbrances arising by operation of law or arising in the ordinary course of business of Borrower or, as the case may be, such Affiliate where the amount covered by such Encumbrance is determined by the Majority Lenders not to be material.

12.8	Use of Facility. Borrower shall use the proceeds of the Facility exclusively for the purposes specified in Section 2.2.

12.9	Shareholding of Borrower. Borrower shall procure that Guarantor at all times own directly (or through its 100% owned affiliate) and beneficially not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

12.10	Inspection. Borrower shall permit each of the Lenders or any person nominated by it to enter into the premises of Borrower at any time during office hours upon prior appointment to inspect its operation or to inspect, and take copies of, any books or records in relation to its financial condition and operations as such Lender may reasonably request. Borrower shall bear all costs and expenses (including, without limitation, communication, travel, transportation, lodging, meals and all other out-of-pocket expenses) incurred by such Lender or any person nominated by it in relation to such inspection.

12.11	Further Documents. Borrower shall furnish Agent with all such other documents and instruments and do all such other acts and things as Agent may reasonably require to carry out the transactions contemplated herein or in the documents to be delivered hereunder.

Section 13. Events of Default

13.1	Events of Default. Each of the following events or occurrences shall constitute an Event of Default under this Agreement:

(a)	Borrower fails to pay when due any sum payable under this Agreement when due or otherwise in accordance with the provisions of this Agreement.

(b)	Any representation, warranty or statement made or deemed to be made by Borrower in this Agreement or in any document executed hereunder or by Guarantor in the Guaranty proves to have been incorrect or misleading in any respect considered by Agent to be material.

(c)	Borrower or Guarantor fails duly and punctually to perform or observe any obligation or covenant made by it in this Agreement or the Guaranty or any other document executed hereunder or thereunder and as a result thereof it might reasonably be considered by Agent that the ability of Borrower or Guarantor to promptly comply with their respective obligations under this Agreement or the Guaranty is materially adversely affected thereby.

(d)	Borrower or Guarantor fails to perform or observe any obligation or covenant contained in this Agreement or the Guaranty other than as referred to in paragraphs (a), (b) and (c) above and such failure is not remediable or, if remediable, continues for a period of thirty (30) days after receipt by Borrower or, as the case may be, Guarantor of notice of such failure from Agent.

(e)	Borrower, Guarantor or any Affiliate fails to discharge when due any other indebtedness or to honor any guarantee of any other indebtedness, or there occurs any event of default (however so described) under any other agreement pursuant to which any other indebtedness or guarantee of Borrower, Guarantor or any Affiliate is created, secured or evidenced, if the effect of such failure or occurrence is to cause or permit such indebtedness or guarantee to become or to be declared due prior to its normal maturity; provided however, that no Event of Default will occur under this paragraph (e) if the amount of such indebtedness or guarantee in each case is less than Ten Million Dollars (US$10,000,000) or equivalent in any other currency and the aggregate amount of all of such indebtedness and/or guarantee is less than Forty Million Dollars (US$40,000,000) or equivalent in any other currency.

(f)	Any change occurs in the financial or other condition of Borrower, Guarantor or any Affiliate which may reasonably be considered by Agent to materially adversely affect the ability of Borrower or Guarantor to comply with all or any of their respective obligations under this Agreement or the Guaranty.

(g)	Borrower, Guarantor or any Affiliate becomes (or is, or could be, deemed by law or a court to be) insolvent or commits or permits any act of bankruptcy, which term shall include (i) the filing of a petition in any bankruptcy, rehabilitation, reorganization, composition, winding-up or liquidation proceeding or other proceeding analogous in purpose or effect, (ii) the failure by Borrower, Guarantor or such Affiliate to have any such petition filed by another party discharged within thirty (30) days, (iii) the application for or consent to the appointment of a receiver or trustee for the bankruptcy, rehabilitation, reorganization, composition, winding-up or liquidation of Borrower, Guarantor or such Affiliate or of a substantial portion of its properties or assets, (iv) the making by Borrower, Guarantor or such Affiliate of an assignment for the benefit of, or any composition or arrangement with, a class or classes of its creditors, (v) the admission in writing by Borrower, Guarantor or such Affiliate of its inability to pay its debts, (vi) the passing of a resolution by Borrower, Guarantor or such Affiliate approving any reorganization, rehabilitation, composition, winding-up or liquidation of Borrower, Guarantor or such Affiliate or of a substantial portion of its properties or assets, (vii) the entry of any court order or judgment confirming the bankruptcy or insolvency of Borrower, Guarantor or such Affiliate or approving any reorganization, rehabilitation, composition, winding-up or liquidation of Borrower, Guarantor or such Affiliate or of a substantial portion of its properties or assets, (viii) any creditor of Borrower, Guarantor or such Affiliate exercises a contractual right to assume the financial management of Borrower, Guarantor or such Affiliate, (ix) Borrower, Guarantor or such Affiliate is unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness, begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its indebtedness (or of any part which it will or might otherwise be unable to pay when due) or (x) Guarantor or such Affiliate is designated as a failing company (Busil-Jinghoo-Kiup) under the Corporate Restructuring Promotion Act (Republic of Korea Law No. 12155 of January 1, 2014) (the “CRPA”) or any action is taken by any creditor of Guarantor or, as the case may be, such Affiliate for the commencement of any of the proceedings set forth in Article 4 of the CRPA.

(h)	A writ of attachment or execution or similar process is issued against a substantial part of the assets of Borrower, Guarantor or any Affiliate which remains undismissed, unbonded or undischarged for a period of thirty (30) days.

(i)	Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in paragraph (g) or (h).

(j)	Borrower, Guarantor or any Affiliate ceases or threatens to cease its operations or sells or otherwise disposes of all or a substantial part of its assets (whether by a single transaction or a number of related or unrelated transactions and whether or not at one time or over a period of time) without the prior written consent of Agent; or Borrower, Guarantor or any Affiliate decides to cease its operations or to sell or otherwise dispose of all or a substantial part of its assets without the prior written consent of Agent; or any governmental or other authority expropriates or nationalizes or threatens to expropriate or nationalize, all or a substantial part of the assets of Borrower, Guarantor or any Affiliate.

(k)	This Agreement, the Guaranty or any provision hereof or thereof ceases for any reason to be in full force and effect or is terminated or jeopardized or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same in each case in a manner which, in the opinion of Agent, might materially and adversely affect the interests of the Lenders hereunder, or if there is any purported termination or repudiation of the same.

(l)	Any governmental authorization granted or required in connection with this Agreement or the Guaranty is terminated or revoked or is modified in any manner unacceptable to Agent.

(m)	It becomes impossible or unlawful for Borrower or Guarantor to perform or comply with any one or more of their respective obligations under this Agreement or under the Guaranty.

(n)	Borrower, Guarantor or any Affiliate voluntarily or involuntarily merges or consolidates with any other entity which might result in any material adverse effect on Borrower, Guarantor or such Affiliate; provided however, that Guarantor’s such merger or consolidation with the prior written consent of Agent shall not constitute an Event of Default under this paragraph (n).

(o)	(i) Cayman Islands or any court or competent authority thereof declares or requests a moratorium on the payment of any of its indebtedness or the indebtedness of any government agency or any person domiciled or resident in Cayman Islands, (ii) Cayman Islands ceases to be a member in good standing of the International Monetary Fund, fully eligible to purchase Dollars and other currencies for Caymanian Dollar or ceases to be a member of the International Bank for Reconstruction and Development, (iii) the international monetary reserves of Cayman Islands become subject to any mortgage, deed of trust, lien, security interest, pledge or other charge or encumbrance or (iv) Cayman Islands segregates or makes a preferential arrangement (whether or not constituting a security interest) relating to all or a portion of its foreign exchange earnings for the benefit of any creditor or class of creditors.

(p)	Guarantor ceases at any time to own directly (or through its 100% owned affiliate) and beneficially at least fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower without the prior written consent of Agent.

(q)	Guarantor fails duly and punctually to perform or observe the financial covenants specified in Section 10(k) of the Guaranty.

(r)	Any event occurs which in the reasonable opinion of Agent does or will prevent or materially imperil fulfillment by Borrower or Guarantor of their respective obligations under this Agreement or the Guaranty.

13.2	Consequences of Default. (a) If an Event of Default shall occur and be continuing, Agent may, and upon written request by the Majority Lenders shall, at the same or different times take one or more of the following actions:

(i)	if the Drawdown shall already have been made, to declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without demand, notice or other legal formality of any kind, all of which are expressly waived by Borrower; and/or

(ii)	if the Drawdown shall not have been made, to declare the Facility to be terminated, whereupon the Facility shall forthwith terminate,

Provided, however, that upon the occurrence of any event described in Section 13.1(g), (h) or (i), all sums then owing by Borrower hereunder shall, without any declaration or other action by Agent or any Lender hereunder, automatically be immediately due and payable, and the Facility shall be immediately cancelled without demand, notice or other legal formality of any kind, all of which are expressly waived by Borrower.

(b) In addition to the actions permitted in paragraph (a) above, Agent may, and upon written request by the Majority Lenders shall, take any action, exercise any other right or pursue any other remedy conferred upon it by this Agreement and/or any applicable law or regulation or otherwise as a consequence of any Event of Default.

13.3	No Waiver. No waiver of any Event of Default shall constitute a waiver of any other or any succeeding Event of Default except to the extent provided in such waiver.

Section 14. Default Interest

14.1	Non-Payment. (a) If Borrower fails to pay any sum payable under this Agreement when due, Borrower shall pay interest on such sum from and including the due date to and including the date of actual payment (as well after as before judgment) at the rate per annum conclusively determined by Agent to be the higher of: (a) the aggregate of (i) two percent (2%) and (ii) the rate of interest (if any) payable in respect of such sum immediately before the due date; and (b) the aggregate of (i) two percent (2%), (ii) the Margin and (iii) LIBOR calculated with reference to such successive interest periods of such duration as Agent considers appropriate (each a “Designated Interest Period”) or, if any of the circumstances described in Section 8.1 applies, the rate from time to time certified by each respective Lender or Agent (as the case may be) to be the rate representing the cost to it of funding the unpaid sum. For these purposes, LIBOR shall be determined by Agent on the first day, or two (2) London Banking Days before the first day of, the relevant Designated Interest Period as Agent considers appropriate.

(b) Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, shall be compounded at the end of each Designated Interest Period and shall be payable from time to time on demand.

14.2	Other Events of Default. If an Event of Default other than that described in Section 13.1(a) shall occur and be continuing, Borrower shall pay to Agent on demand for the account of each Lender interest on the amount of the Loan then outstanding from and including the date of such default to and including the date the default is cured (after as well as before judgment) at the rate which is two percent (2%) per annum above the interest rate then applicable to the Loan.

Section 15. Indemnities and Pro Rata Sharing

15.1	General Indemnity. Borrower shall indemnify each Lender and Agent against all losses, liabilities, damages, costs and expenses (including loss of profit) which such Lender or Agent may incur as a consequence of any Event of Default, the receipt or recovery by such Lender of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period relating thereto or any other breach by Borrower of any of its obligations under this Agreement or otherwise in connection with this Agreement (including any loss or expense incurred in liquidating or redeploying funds acquired to maintain such Lender’s Participation in the Loan and any interest or fees incurred in funding any unpaid sum, but taking into account any interest paid by Borrower in respect of such unpaid sum under Section 14).

15.2	Currency Indemnity. Dollars shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received in another currency, pursuant to a judgment or order in the liquidation of Borrower or otherwise, Borrower’s obligations under this Agreement shall be discharged only to the extent that the Lenders or Agent (as the case may be) may purchase Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, Borrower shall indemnify the Lenders and Agent against the shortfall. This indemnity shall be an obligation of Borrower independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of Borrower.

15.3	Pro Rata Sharing. If at any time any Lender receives any amount from Borrower or otherwise in respect of sums due from Borrower hereunder (other than through Agent pursuant to Section 7.2 or from an assignee, transferee or participant) whether by way of voluntary or involuntary payment, set-off, counterclaim, banker’s lien, litigation or otherwise, it will promptly pay to Agent the amount so received for distribution to the Lenders pro rata in accordance with their respective Participations in such amount. Agent shall treat such amount as if it were a payment by Borrower directly to Agent on account of sums due from Borrower hereunder so that, as between Borrower and Lender who originally received the amount, the amount shall not be treated as having been paid and such Lender shall retain all its rights against Borrower or otherwise with respect to such amount (except to the extent of any sum received by it from such distribution by Agent). Notwithstanding the foregoing provisions of this Section (i) no Lender shall be required to share any amount which it has received as a result of any legal proceedings commenced against Borrower to recover sums owing to it under this Agreement with any other Lender which has a legal right to but does not join in such legal proceedings after having been given reasonable opportunity so to do and which does not commence and diligently pursue a separate action to enforce its rights against Borrower and (ii) if any Lender is required to repay to Borrower any part of an amount originally received by it from Borrower and shared pursuant to this Section, the other Lenders shall make funds available to enable Agent to reimburse such Lender for the amount required to be repaid (less the appropriate portion of any sum which such Lender has received by way of distribution from Agent in respect of such amount).

15.4	No Encumbrance. Section 15.3 shall not constitute and shall not be construed as constituting an Encumbrance by any Lender over all or any part of any sum received or recovered by it in the manner set out in Section 15.3.

Section 16. Lenders and Agent

16.1	Appointment. Each Lender hereby irrevocably appoints Agent to act as its agent for the purposes set out in this Agreement and irrevocably authorizes Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to Agent by the terms hereof and such rights, powers and discretions as are reasonably incidental thereto.

16.2	Scope of Duties. In respect of its duties and functions hereunder Agent shall be considered to be acting solely as an agent of the Lenders in an administrative capacity only and shall not be deemed a trustee or fiduciary of any Lender or an agent, trustee or fiduciary of Borrower for any purpose. Agent shall have no duties or obligations except those provided for in this Agreement.

16.3	Specific Duties and Obligations. Agent shall:

(a)	promptly account to each Lender for its due proportion of all payments received by Agent from Borrower or otherwise in connection with the Facility in accordance with the provisions of this Agreement;

(b)	promptly inform each Lender of:

(i)	the contents of any document which Agent receives in respect of the Facility and which it considers to be material; and

(ii)	any material Event of Default of which an officer of Agent acting in respect of this Agreement and in his capacity as such has actual knowledge;

(c)	save as otherwise provided in this Agreement, take or refrain from taking any action in accordance with any lawful and proper instructions given to it by the Majority Lenders and any such action taken or refrained from being taken shall be binding on all the Lenders; and

(d)	consult with the Lenders to the extent practicable before giving any notice or making any declaration under Section 13.2 or effecting any amendment or waiver under Section 20.3.

16.4	Rights and Powers. Agent may:

(a)	perform any of its duties and functions hereunder through its directors, officers, employees or agents;

(b)	engage and pay for the advice or services of lawyers, accountants or other experts or professional advisers as Agent may consider necessary or desirable and rely and act upon such advice;

(c)	refrain from exercising any of its rights, powers and discretions unless and until instructed by the Majority Lenders and refrain from acting upon any instructions to commence legal proceedings until it has been indemnified or secured to its satisfaction against any liabilities, costs and expenses which it may incur;

(d)	refrain from taking any action which in its opinion would or might contravene any law in any relevant jurisdiction or render it liable to any person and do all such things in its opinion necessary to comply with any such law; and

(e)	assume that no Event of Default or prospective Event of Default has occurred and that no party is in breach of its obligations under this Agreement unless Agent receives specific written notice to the contrary.

16.5	No Liability to Lenders. Agent shall have no liability or obligation to any Lender:

(a)	as a result of any failure or delay by Borrower or any other party in performing its respective obligations under this Agreement;

(b)	for the authorization, execution, legality, validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, the Guaranty or any other document relevant to this transaction, or for the accuracy of any representation, warranty or statement made in or in connection with this Agreement or the Guaranty or for the accuracy or completeness of any information supplied by any person whether or not such information was or is circulated by Agent;

(c)	to take any steps to ascertain whether an Event of Default has occurred or whether Borrower or any other party is otherwise in breach of any of its respective obligations under this Agreement;

(d)	to provide any credit or other information concerning the financial or other condition of Borrower or any other party other than as expressly provided for herein; or

(e)	to account for any sum received by Agent (other than for the account of the Lenders) by way of fees or reimbursement of expenses in connection with this Agreement or for any benefit received by it arising out of any present or future banking or other relationship with Borrower.

16.6	No Liability to Borrower. Agent shall have no liability or obligation to Borrower as a result of any failure or delay by any Lender or any other party in performing its respective obligations under this Agreement.

16.7	Liability and Indemnity. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken in connection with this Agreement unless resulting directly from gross negligence or wilful misconduct. The Lenders shall indemnify Agent (to the extent not reimbursed by Borrower) in proportion to their respective Participations in the Loan or, if there is no outstanding Loan, in proportion to their respective Commitments from and against all claims, actions, liabilities, damages, penalties, losses, costs and expenses (including legal fees) which Agent may incur in any way relating to or arising out of this Agreement or any action taken or omitted by Agent in seeking to protect or enforce the rights of the Lenders and Agent or otherwise in connection with the Facility, unless and to the extent that any of the foregoing results directly from Agent’s gross negligence or wilful misconduct.

16.8	Acknowledgement by Lenders. Each Lender acknowledges to and agrees with Agent that:

(a)	it has itself been and will continue to be solely responsible for making its own analysis of and investigations into the status, creditworthiness, prospects, business, operations, assets and condition of Borrower, Guarantor and any other person referred to herein and for making its own decisions as to the entering into or the taking or not taking of any action in connection with this transaction; and

(b)	it has not relied upon any representation or statement made by Agent as an inducement to its entering into this Agreement.

16.9	Certifications by Agent. Where any provision of this Agreement provides that Agent may certify an amount or rate payable by any one or more Lenders, a certificate as to such amount or rate shall be conclusive and binding on each such Lender.

16.10	Resignation of Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice to the Lenders and Borrower. The Lenders shall have the right to appoint a successor Agent, but if they do not do so within the thirty (30) days notice period the retiring Agent may do so on their behalf Agent’s resignation shall not take effect until a successor Agent has been appointed in writing signed by the appointors and by such successor. Upon such appointment the successor Agent shall succeed to and become vested with all the rights, powers, discretions and duties of the retiring Agent and the retiring Agent shall be discharged from any further duties and obligations hereunder. The parties hereto agree to execute whatever documents may be necessary to effect such a change of Agent. After any retiring Agent’s resignation Sections 16.5, 16.6 and 16.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

16.11	Agent as Lender. Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise such rights and powers as if it were not acting as agent under this Agreement.

16.12	No Partnership. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or other form of association between any of the parties hereto.

16.13	Mandated Lead Arranger. Mandated Lead Arranger as such shall not have any duties or obligations under or in connection with this Agreement. Sections 16.5, 16.6 and 16.8 shall (where relevant) apply for the benefit of Mandated Lead Arranger as if references therein to Agent were references to it.

Section 17. Assignment, Transfer and Lending Offices

17.1	Borrower. Borrower shall not assign or transfer any of its rights or obligations hereunder.

17.2	Assignment by Lenders. A Lender may at any time assign all or any part of its rights and benefits hereunder, provided that unless and until the assignee has agreed with the Agent and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Lender, the Agent and the other Lenders shall not be obliged to recognize such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

17.3	Transfer by Lenders. A Lender (a “transferor lender”) may at any time transfer all or any part of the rights, benefits and obligations of the transferor lender under or arising out of this Agreement, provided that:

(a)	the transferor lender and the Transferee shall complete, execute and deliver a Transfer Certificate to Agent (which shall promptly notify Borrower) not less than five (5) Banking Days before the proposed date of transfer;

(b)	Borrower shall execute and do all such transfers, assurances, acts and things as Agent may require for perfecting and completing the transfer of such rights, benefits and obligations; and

(c)	the transferor lender shall reimburse Agent upon demand for all reasonable costs, charges and expenses (including legal fees) incurred by it in connection with such transfer.

Borrower hereby irrevocably and unconditionally consents to any transfer to be made pursuant to this Section.

Upon any such transfer taking effect (i) the transferor lender shall be released from such obligations and Borrower and (if and to the extent applicable) Agent and the other Lenders shall look only to the Transferee in respect of such obligations and (ii) references in this Agreement to the transferor lender shall be construed accordingly as references to the Transferee. All agreements, representations and warranties made herein shall survive any transfers made pursuant to this Section and shall inure to the benefit of all Transferees.

17.4	Subparticipations. A Lender may at any time grant one or more subparticipations in its rights and/or obligations under this Agreement but no other party hereto shall be concerned in any way with any subparticipation so granted.

17.5	Disclosure. A Lender may disclose to (a) its head office, other branch offices, auditors, relevant authorities and other persons as required under any prevailing law or banking regulations and to (b) a Transferee, assignee or subparticipant or potential Transferee, assignee or subparticipant, in each case, on a confidential basis such information about Borrower as such Lender shall consider appropriate.

17.6	Lending Offices. Each Lender shall act initially through its Lending Office specified in Schedule I and may act subsequently through any of its other offices as selected by it from time to time. A Lender shall promptly notify Agent of any change of its Lending Office.

Section 18. Governing Law and Jurisdiction

18.1	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Korea.

18.2	Jurisdiction. Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the Seoul Central District Court in Seoul, Korea and irrevocably submits to the non-exclusive jurisdiction of such court. Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Korea as the venue of any legal action arising out of or relating to this Agreement. The foregoing, however, shall not limit the rights of Agent or any Lender to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

18.3	Process Agent. Borrower irrevocably appoints Hanwha Chemical Corporation, currently located at 17th Floor, Hanwha Bldg. 86, Cheonggyecheon-ro, Jung-gu, Seoul, Korea, as its agent to accept on its behalf service of any and all process or other documents which may be served in any action or proceedings in any Korean courts. If for any reason the agent named above (or its successor) no longer serves as agent of Borrower for this purpose, Borrower shall promptly appoint a successor agent satisfactory to Agent and notify Agent thereof, provided that until Agent receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of Borrower for the purposes of this Section. Borrower agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Korea whether or not such agent gives notice thereof to Borrower. Borrower hereby irrevocably and unconditionally authorizes Agent to file with any of such courts, in the name of Borrower, a report regarding the appointment by Borrower of its agent for service of process in Korea.

18.4	No Limitation on Right of Action. Nothing herein shall limit the right of Agent and the Lenders to commence any legal action against Borrower and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

18.5	Waiver of Immunity. Borrower irrevocably waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in Korea or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

Section 19. Notices

19.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To Borrower:	Hanwha Q Cells Co., Ltd.
Hanwha Building
86 Cheonggyecheon-ro, Jung-gu
Seoul, Korea

Fax No.: +82-2-729-1372
Tel No.: +82-2-729-2930
Attention: Mr. Jung Pyo Seo (Chief Financial Officer)

To Agent:	KDB Asia Limited
Suite 2005-09
Two International Finance Centre
8 Finance Street
Central, Hong Kong

Fax No.: 852-2537-3989
Tel No.: 852-2234-2121
Attention: Ms.Yvonne NG

and to the Lenders at their respective Lending Offices.

19.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address or, as the case may be, seven (7) days after being sent by prepaid post (by airmail if to another country) and (ii) if given or made by fax, when despatched with a simultaneous confirmation of transmission stating that the correct number of pages has been sent and that such transmission is error free (or equivalent), provided that any notice, demand or other communication to be made or delivered to Agent or the Lenders shall be effective only when actually received by Agent or the Lenders and provided, further, that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

19.3	Agent. All communications between the Lenders and Borrower in relation to this Agreement shall be made through Agent.

19.4	Language. All notices, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in the English language or accompanied by a certified translation thereof into the English language. In the case of a conflict between any such document and the English language translation thereof, the English language translation shall prevail unless such document is a statutory or other official document.

Section 20. Miscellaneous

20.1	Survival. The obligations of Borrower under Sections 3.4, 5.4(b), 6, 9.2, 10 and 15 shall survive the repayment of the Loan and the termination of other obligations of Borrower hereunder.

20.2	Entire Agreement. This Agreement and the documents referred to herein constitute the entire obligations of the parties hereto and supersede any prior expressions of intent or understandings with respect to this transaction.

20.3	Amendment. Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted. For these purposes, any amendment or waiver which is made in writing by Agent at the direction of the Majority Lenders shall be binding on all Lenders, except that the written approval of all Lenders is required where that amendment or waiver relates to:

(a)	an increase of the Facility or of any Lender’s Commitment or the length of the Availability Period or the amount or currency of or the due date for any payment of principal or interest on the Loan;

(b)	a reduction in the rate or rates of interest or any fees or other amounts payable to the Lenders hereunder;

(c)	any voluntary or mandatory prepayment;

(d)	any release of the obligations of Guarantor under the Guaranty; or

(e)	any amendment of the definition of “Majority Lenders” or of the provisions of this Section.

20.4	Waiver; Cumulative Rights. The failure or delay of Agent or any Lender to require performance by Borrower of any provision of this Agreement shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Each and every right, power and remedy granted to Agent and the Lenders hereunder or by law shall be cumulative and may be exercised in part or in whole from time to time.

20.5	Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.6	Set-Off. (a) Each Lender or Agent may (but shall not be obliged to) at any time:

(i)	set off any obligation owed by Borrower to such Lender or, as the case may be, Agent under this Agreement against any obligation (whether or not matured) owed by such Lender or, as the case may be, Agent (at any of its offices or branches) to Borrower, regardless of the place of payment, booking branch or currency of either obligation; and/or

(ii)	combine and/or consolidate all or any of the accounts maintained with such Lender or, as the case may be, Agent (at any of its offices or branches) by Borrower for the purpose of effecting the set-off referred to in sub-paragraph (i) above.

(b) If the obligations or the credit and/or debit balances to the accounts referred to in sub-paragraph (i) or (ii) of paragraph (a) above are in different currencies, such Lender or, as the case may be, Agent may convert all or part of either obligation or, as the case may be, all or part of the credit/debit balance of either account at a rate of exchange determined by it for the purpose of effecting the set-off or, as the case may be, combination or consolidation. If any obligation referred to in sub-paragraph (i) of paragraph (a) above is unliquidated or unascertained, such Lender or, as the case may be, Agent may set off in an amount estimated by it in good faith to be the amount of that obligation.

(c) Nothing in this Section 20.6 shall limit, prejudice or otherwise adversely affect any lien, right of set-off or other similar rights conferred on any Lender or Agent under general law.

20.7	Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by all parties hereto shall constitute a full and original agreement for all purposes.

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

as BORROWER

HANWHA Q CELLS CO., LTD.

By	/s/ Jung Pyo Seo
Name:	Jung Pyo Seo
Title:	CFO

as MANDATED LEAD ARRANGER

THE KOREA DEVELOPMENT BANK

By	/s/ Tae Ju Hong
Name:	Tae Ju Hong
Title:	General Manager

as LENDER

THE KOREA DEVELOPMENT BANK

By	/s/ Tae Ju Hong
Name:	Tae Ju Hong
Title:	General Manager

KDB ASIA LIMITED

By	/s/ Chang Hwan BAE
Name:	Chang Hwan BAE
Title:	Alternate CE

KEB ASIA FINANCE LIMITED

By	/s/ Youn Wook Ko
Name:	Mr. Youn Wook Ko
Title:	CEO & President

KOREA EXCHANGE BANK HONG KONG BRANCH

By	/s/ Simon S.S. Kim
Name:	Simon S.S. Kim
Title:	General Manager

as AGENT

KDB ASIA LIMITED

By	/s/ Chang Hwan BAE
Name:	Chang Hwan BAE
Title:	Alternate CE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

SCHEDULE I

LENDERS AND THEIR COMMITMENTS

Name and Lending Office	Commitment

The Korea Development Bank	US$	90,000,000
14, Eunhaeng-ro, Yeongdeungpo-gu
Seoul, Korea

Fax No.:	+82-2-787-5592
Tel No.:	+82-2-787-5510
Attention:	Tae Ju Hong, Joon Seok Oh, Tae Chang Um, Hye Jin Kim, Bo Han
Account No.:	Bae 544-7-71671 with JP Morgan Chase Bank, New York

KDB Asia Limited	US$	10,000,000
Suite 2005-09
Two International Finance Centre
8 Finance Street
Central, Hong Kong

Fax No.:	852-2810-4447, 852-2537-3989
Tel No.:	852-2234-2105, 852-2234-2121
Attention:	Mr.HUH, In Sun, Ms.Yvonne NG
Account No.:	001-1-385903 with JP MORGAN CHASE BANK N.A, New York

KEB Asia Finance Limited	US$	10,000,000
29/F, Dah Sing Financial Centre, 108 Gloucester Road Wanchai, Hong Kong

Fax No.:	+852-2865-1886
Tel No.:	+852-3589-7521/7534/7520/7513
Attention:	Seung Jin Kim, Kuk Chin Son, Paul Yang, Yenam Wu
Account No.:	81165232 with JP Morgan Chase Bank, New York
Account Name:	KEB Asia Finance Ltd
Swift Address:	CHASU33

Korea Exchange Bank Hong Kong Branch	US$	10,000,000
32F, Far East Finance Centre
16 Harcourt Rd
Hong Kong, China
Fax No.:	852 2116 1421
Tel No.:	852 35785034
Attention:	MR. CHANG TAE YUNG
Account No.:	000137871 with HSBC BANK USA N.A., New York

Total:	US$	120,000,000

SCHEDULE II

CONDITIONS PRECEDENT DOCUMENTS

1.	The Guaranty duly executed by Guarantor.

2.	Certified copies of appropriate consents, licenses, approvals or authorizations of and filings or registrations with such governmental authorities in any jurisdiction, including Cayman Islands and Korea, as may be necessary or advisable to authorize the borrowings under the Loan Agreement and the execution and performance of the Loan Agreement and the Guaranty and to permit payment and remittance in Dollars of all payments at the times, at the places and in the manner provided for under the Loan Agreement and the Guaranty, including without limitation, the report to the designated foreign exchange trading bank of Guarantor in respect of the Guaranty.

3.	In relation to Borrower:

(a)	certified copies of:

(i)	Certificate of Incorporation and any Certificate of Incorporation on Change of Name;

(ii)	Memorandum and Articles of Association;

(iii)	Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands;

(iv)	resolutions of the Board of Directors authorizing the execution, delivery and performance by Borrower of the Loan Agreement and any other agreements, instruments or documents relating thereto, and further authorizing the authority of the person(s) signing the Loan Agreement and any other agreements, instruments or documents to be delivered by Borrower pursuant thereto, and any power of attorney issued in connection therewith; and

(v)	IDs or passports of at least two (2) directors of Borrower; and

(b)	a certificate of a director of Borrower certifying (i) each of the documents referred to in paragraph 3(a) above and (ii) the incumbency and specimen signature(s) of the person(s) authorized to sign the Loan Agreement and any other agreements, instruments or documents to be delivered by Borrower pursuant thereto; and

(c)	a written confirmation of acceptance of appointment from the agent for service of process named in Section 18.3 of the Loan Agreement.

4.	In relation to Guarantor:

(a)	certified copies of:

(i)	the Articles of Incorporation of Guarantor;

(ii)	the Commercial Registry extracts relating to Guarantor;

(iii)	the minutes of a meeting of the Board of Directors of Guarantor adopting resolutions authorizing the execution and performance of the Guaranty and further authorizing the authority of the person signing the Guaranty and any other documents to be executed by Guarantor in relation thereto, and any power of attorney issued in connection therewith;

(iv)	the seal certificate for the Representative Director of Guarantor; and

(v)	IDs or passports of at least two (2) directors of Guarantor; and

(b)	a certificate of the Representative Director of Guarantor certifying (aa) the documents referred to in paragraphs 2 and 4(a) above, (bb) the incumbency and specimen signature and/or seal impression of the person authorized to sign the documents as referred to in (a)(iii) above and (cc) that the seal impressions set out beside the names of each director listed in the minutes of the meeting referred to in (a)(iii) above are the respective genuine seal impressions of each such director.

5.	Favorable legal opinions of Korean counsel and Cayman Islands counsel to Lender.

6.	Such other documents relating to any of the matters contemplated under the Loan Agreement and the Guaranty as Agent may request.

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EXHIBIT A

FORM OF NOTICE OF DRAWDOWN

[date]

To:	KDB Asia Limited

Suite 2005-09

Two International Finance Centre

8 Finance Street

Central, Hong Kong

as Agent for the Lenders

defined in the Loan Agreement

referred to below

Re:	US$120,000,000 Loan Agreement dated April 21, 2015

Dear Sirs:

We refer to the above Loan Agreement, and hereby give notice that we wish to make the Drawdown under the Facility on [            ], 2015 in the amount of US$ 120,000,000.

The proceeds of the Drawdown are to be used exclusively for the purposes specified in the Loan Agreement.

We hereby irrevocably and unconditionally authorize yourselves to transfer the proceeds of the Drawdown to the following accounts:

[details of accounts]

We hereby certify to you that as of the date of this notice:

(a)	the representations and warranties set out in Section 11 of the Loan Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct;

(b)	no Event of Default or prospective Event of Default has occurred which remains unwaived or unremedied or would result from the making of the Drawdown; and

(c)	all applicable conditions precedent specified in Section 3 of the Loan Agreement have been met.

Terms defined in the Loan Agreement shall have the same meanings when used in this notice.

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY is made on the 23rd day of April, 2015

BY:

HANWHA CHEMICAL CORPORATION, a corporation organized and existing under the laws of Korea with its registered head office at 17th Floor, Hanwha Bldg. 86, Cheonggyecheon-ro, Jung-gu, Seoul, Korea, as guarantor (“Guarantor”).

IN FAVOUR OF:

(1)	THE LENDERS referred to below; and

(2)	KDB ASIA LIMITED as agent for itself and for and on behalf of the Lenders (“Agent”).

WHEREAS:

(A)	By a loan agreement (the “Loan Agreement”) dated April 21, 2015 and made among (1) Hanwha Q Cells Co., Ltd. as borrower (“Borrower”), (2) The Korea Development Bank as mandated lead arranger, (3) the banks and other financial institutions named therein as lenders (each a “Lender” and collectively the “Lenders”) and (4) Agent, the Lenders have agreed to make available to Borrower a term loan facility in an aggregate principal amount of up to US$120,000,000 (the “Facility”) upon the terms set out therein.

(B)	It is a condition precedent to the Lenders making the Facility available to Borrower that Guarantor enter into this Guaranty.

NOW THIS GUARANTY WITNESSES as follows:

Section 1. Interpretation

In this Guaranty, unless the context requires otherwise:

(a)	terms and expressions defined in the Loan Agreement shall have the same meanings when used in this Guaranty; and

(b)	“Secured Indebtedness” means all and any sums (whether principal, interest, default interest, fees or otherwise) which are or at any time may become payable by Borrower under the Loan Agreement and all other monies hereby secured.

Section 2. Guaranty

2.1	In consideration of the Lenders granting the Facility to Borrower, Guarantor irrevocably and unconditionally guarantees, as primary obligor and not merely as surety to the Lenders and Agent, jointly and severally with Borrower, the due and punctual payment of the Secured Indebtedness when and as the same shall become due and payable, whether at stated maturity, upon acceleration, extension or otherwise, according to the terms of the Loan Agreement.

2.2	Guarantor agrees to pay to Agent for the account of each Lender any amount of the Secured Indebtedness in the currency or respective currencies in which the same is payable under the terms of the Loan Agreement at any time on demand against Agent’s invoice accompanied by Agent’s simple certificate stating that Borrower has failed to pay the same pursuant to the Loan Agreement, which invoice shall be final and conclusive as to the amount owed absent manifest error.

2.3	This Guaranty shall be a continuing guaranty and shall remain in full force and effect until the Secured Indebtedness has been paid in full and shall not be (or be construed as to be) discharged by any intermediate discharge or payment of or on account of the Secured Indebtedness or any settlement of accounts between Agent or any Lender and Borrower or anyone else. In the event that any payment of or on account of any of the Secured Indebtedness is subsequently rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of, or other circumstance analogous in purpose or effect relating to, Borrower, Guarantor or any other person, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

Section 3. Indemnity

Without prejudice to the guaranty contained in Section 2, Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation and as a primary obligor, to indemnify each Lender and Agent from time to time on demand against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Borrower to make due and punctual payment of the Secured Indebtedness or in the due and punctual performance and observance of all other obligations under the Loan Agreement. This indemnity shall remain in effect notwithstanding that the guaranty under Section 2 ceases to be valid or enforceable against Guarantor for any reason whatsoever.

Section 4. Preservation of Rights

4.1	The obligations of Guarantor herein contained shall be in addition to and not in substitution for any other guaranty or security which any Lender or Agent may now or hereafter hold in respect of the Secured Indebtedness. The Lenders and Agent may change or release any such guaranty or security and such shall have no effect whatsoever on this Guaranty.

4.2	Neither the obligations of Guarantor hereunder nor the rights, powers and remedies conferred upon the Lenders and Agent by this Guaranty or by law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganization of Borrower or any change in its status, function, control or ownership;

(b)	any of the obligations of Borrower under the Loan Agreement being or becoming illegal, invalid or unenforceable in any respect;

B-2-

(c)	any variation or amendment to the terms of the Loan Agreement or any other document referred to therein;

(d)	the granting of any time or indulgence to Borrower or any other person;

(e)	the invalidity or unenforceability of any obligation or liability of Borrower under the Loan Agreement;

(f)	any invalidity or irregularity in the execution of the Loan Agreement or this Guaranty;

(g)	any deficiency in the powers of Borrower to enter into or perform any of its obligations under the Loan Agreement or any irregularity in the exercise thereof or any lack of authority by any person purporting to act on behalf of Borrower;

(h)	any other guarantee or security which any Lender or Agent may now or hereafter hold in respect of the Secured Indebtedness being or becoming wholly or partly void, voidable or unenforceable;

(i)	any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against Borrower or any other person or any compromise, arrangement or settlement with any of the same;

(j)	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Guaranty or the obligations of Guarantor hereunder; or

(k)	any dispute between Borrower and any person in relation to the Loan Agreement and any amount payable thereunder.

4.3	The Lenders or Agent shall not be obliged before exercising any of the rights, powers or remedies conferred upon it under this Guaranty or by law:

(a)	to make any demand of Borrower;

(b)	to take any action or obtain judgement in any court against Borrower;

(c)	to make or file any claim or proof in a winding-up or dissolution of Borrower; or

(d)	to enforce or seek to enforce any other security taken in respect of the Secured Indebtedness.

4.4	Guarantor represents to and undertakes with the Lenders and Agent that it has not taken and will not take any security in respect of its liability under this Guaranty whether from Borrower or any other person. So long as any sum remains owing by Borrower to Agent or any Lender, Guarantor shall not exercise any right of subrogation or any other rights of a surety or enforce any security or other right or claim against Borrower (whether in respect of its liability under this Guaranty or otherwise) or any other person who has guaranteed or given any security in respect of the Secured Indebtedness or claim in the insolvency or liquidation of Borrower or any such other person in competition with any Lender or Agent. If Guarantor receives any payment or benefit in breach of this Section, it shall hold the same upon trust for the Lenders and Agent as a continuing security for the Secured Indebtedness.

B-3-

Section 5. Costs, Charges and Expenses

Guarantor shall from time to time forthwith on demand pay to or reimburse each Lender and Agent for all costs, charges and expenses (including legal and other fees on a full indemnity basis) incurred by such Lender or Agent in connection with the preparation and execution of this Guaranty and in exercising any of its rights or powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against it in respect of this Guaranty or in releasing this Guaranty upon payment of the Secured Indebtedness.

Section 6. Payments

6.1	All payments by Guarantor under this Guaranty shall be made to Agent not later than 10:00 a.m. (New York time) on the relevant due date in same day funds (or in such other funds as may then be customary for the settlement in Dollars in New York City of transactions of this nature) to such bank account as Agent may have specified for such purpose in a written notice to Guarantor, in each case under facsimile advice to Agent.

6.2	If any sum due and payable hereunder is not paid on the due date in accordance with the provisions of this Guaranty, interest shall accrue on the unpaid amount (on the basis of the actual number of days elapsed in a year of 360 days) from and including the due date to and including the date of actual payment (as well after as before judgment) at the rate per annum conclusively determined by Agent to be the higher of: (a) the aggregate of (i) two percent (2%) and (ii) the rate of interest (if any) payable in respect of such sum immediately before the due date; and (b) the aggregate of (i) two percent (2%), (ii) the Margin and (iii) LIBOR calculated with reference to such successive interest periods of such duration as Lender considers appropriate (each a “Designated Interest Period”) or, if any of the circumstances described in Section 8.1 of the Loan Agreement applies, the rate from time to time certified by each Lender to be the rate representing the cost to it of funding the unpaid sum. For these purposes, LIBOR shall be determined by Agent on the first day, or two (2) London Banking Days before the first day of, the relevant Designated Interest Period as Agent considers appropriate. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, shall be compounded at the end of each Designated Interest Period and shall be payable from time to time on demand.

Section 7. Taxes and other Deductions

7.1	All sums payable by Guarantor under this Guaranty shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature.

B-4-

7.2	If Guarantor or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Lender or Agent, Guarantor shall, together with such payment, pay such additional amount as will ensure that such Lender or Agent receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. Guarantor shall promptly forward to Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

Section 8. Currency Indemnity

If an amount due to any Lender or Agent from Guarantor in one currency (the “first currency”) is received by such Lender or Agent in another currency (the “second currency”), Guarantor’s obligations in respect of such amount shall only be discharged to the extent that such Lender or Agent may purchase the first currency with the second currency in accordance with normal banking procedures. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, Guarantor shall indemnify such Lender or Agent against the shortfall.

Section 9. Representations and Warranties

Guarantor represents and warrants to each Lender and Agent as follows:

(a)	Guarantor is a corporation duly organized and validly existing under the laws of Korea. Guarantor is qualified or registered to do business in every jurisdiction where the failure to so qualify or register could have a material adverse effect on Guarantor.

(b)	Guarantor has full legal right, power and authority to carry on its present business, to own its properties and assets, to incur the indebtedness and other obligations provided for in this Guaranty, to execute and deliver this Guaranty and all other documents hereunder and to perform and observe the terms and conditions hereof and thereof.

(c)	Guarantor has taken all appropriate and necessary corporate and legal actions to authorize the execution and delivery of this Guaranty and all other documents hereunder and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d)	Guarantor has obtained or effected all authorizations necessary for the valid execution, delivery and performance of this Guaranty or, as the case be, the Loan Agreement and such authorizations are in full force and effect or, by the date on which the Notice of Drawdown is given, such authorizations will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same.

(e)	This Guaranty constitutes the legal, valid and binding obligations of Guarantor enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Guaranty or the payment by Guarantor of all amounts due on the dates and in the currency provided for herein (i) will not violate or contravene any provision of law or regulation which is applicable to Guarantor; (ii) will not conflict with the Articles of Incorporation or By-laws (or comparable constituent documents) of Guarantor; (iii) will not conflict with or result in the breach of any provision of, or in the imposition of any Encumbrance under, any agreement or instrument to which Guarantor is a party or by which it or any of its properties or assets is bound; and (iv) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument.

B-5-

(f)	Guarantor is not in default under any agreement or obligation applicable to it or its assets or revenues, the consequences of which default could materially and adversely affect its business or financial condition or its ability to perform its obligations under this Guaranty and no Event of Default or prospective Event of Default has occurred.

(g)	Guarantor is in full compliance with all applicable laws, regulations and orders, whether or not having the force of law, including without limitation, tax laws.

(h)	This Guaranty is the direct, unconditional and general obligation of Guarantor. Guarantor’s obligations hereunder rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated indebtedness of Guarantor except for those preferred by operation of law.

(i)	All registrations, recordings or filings required as a condition to the legality, validity or enforceability of this Guaranty or any other document to be executed and delivered pursuant to the terms of this Guaranty have been made by Guarantor.

(j)	The most recent audited financial statements of Guarantor for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with all applicable laws and regulations of Korea and generally accepted accounting principles and policies in Korea consistently applied and show a true and fair view of the financial position of Guarantor as at the end of, and the results of its operations for, the financial period to which they relate and, as at the end of such period Guarantor did not have any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are not disclosed by or reserved against in, such financial statements, and there has been no material adverse change in the business or financial condition of Guarantor since the date of such financial statements.

(k)	No Encumbrance exists over all or any part of the property, assets or revenues of Guarantor other than those disclosed in the financial statements referred to in Section 9(j).

(l)	No litigation, administrative proceeding or arbitration is presently pending or threatened against Guarantor or its assets or revenues which, if adversely determined, could have a material effect on the ability of Guarantor to perform its obligations under this Guaranty.

(m)	Guarantor is generally subject to civil and commercial law and to legal proceedings and neither Guarantor nor any of its assets or revenues is entitled to claim immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

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(n)	Guarantor directly (or through its 100% owned affiliate) and beneficially owns not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

Section 10. Covenants

Guarantor undertakes and agrees with each Lender and Agent as follows:

(a)	Throughout the life of this Guaranty, Guarantor shall provide Agent with copies (in sufficient number for each Lender) of its unaudited financial statements for the first six (6) months of each fiscal year and its audited and consolidated financial statements for each fiscal year as they are available but in any event not later than ninety (90) days after the close of each fiscal period covered by an unaudited financial statement and not more than one hundred and twenty (120) days after the close of each fiscal period covered by an audited and consolidated financial statement and such other information respecting the financial condition and operations of Guarantor as Agent may from time to time reasonably request. Each financial statement provided hereunder shall have been prepared in accordance with generally accepted accounting principles in Korea consistently applied, and be accompanied by a certificate executed by the principal financial officer of Guarantor stating (i) that as of the date of such financial statement Guarantor is in full compliance with all terms and conditions hereof, including without limitation all financial covenants, and of any document executed pursuant hereto, and (ii) that as of such date no Event of Default or prospective Event of Default has occurred and is continuing

(b)	Guarantor shall pay and discharge all taxes, assessments and governmental charges upon it or its assets promptly when due and, in any event, prior to the date on which penalties may become attached thereto.

(c)	Guarantor shall ensure that the representations and warranties contained in this Guaranty remain at all times true and accurate by reference to the facts and circumstances from time to time existing.

(d)	Guarantor undertakes to obtain or effect any governmental authorizations as may be required or advisable in respect of the performance by Guarantor or Borrower of any of the terms and conditions of this Guaranty or, as the case may be, the Loan Agreement, including, without limitation, any filings or periodic reports required under the Foreign Exchange Transaction Act of Korea and regulations thereunder.

(e)	Guarantor shall maintain its corporate existence in compliance with all applicable laws and regulations, and Guarantor shall maintain the present character of its business.

(f)	Guarantor shall maintain insurance on and in relation to its businesses, properties and assets with reputable underwriters or insurance companies against such risks and in such amount as are customary for businesses of a like nature in the jurisdiction in which such properties and assets are located or in which such businesses are conducted.

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(g)	Guarantor shall not, except with the prior written consent of Agent (i) purchase or otherwise acquire all or any material portion of the assets or shares of any other corporation or (ii) sell, lease, transfer or otherwise dispose of all or any material portion of its property or assets, whether by a single transaction or by a number of transactions whether related or not, or (iii) declare or pay any dividend or make any other income distribution to its shareholders if an Event of Default or prospective Event of Default has occurred and has not been remedied to the satisfaction of Agent; Provided, however, that the prior written consent of Agent shall not be required for such purchase, acquisition, sale, lease, transfer or disposal to be made in the ordinary course of business of Guarantor. Guarantor shall not, except with the prior written consent of Agent, merge or consolidated with any other corporation which might result in any material adverse effect on Guarantor.

(h)	Promptly upon its occurrence, Guarantor shall give written notice to Agent of any Event of Default or prospective Event of Default, or any litigation, administrative proceeding or arbitration referred to in Section 9(1), and of any other matter which has resulted or might result in a material adverse change in Guarantor’s operations or financial condition or affect Guarantor’s ability to pay, when due, any amounts due under this Guaranty.

(i)	Guarantor shall not permit any loan, debt, guarantee or other obligation constituting indebtedness of Guarantor or any other person to be secured by any Encumbrance on any assets or future revenues of Guarantor without prior written consent of the Majority Lenders, provided, however, that the foregoing shall not apply to Encumbrances arising by operation of law or arising in the ordinary course of business of Guarantor where the amount covered by such Encumbrance is reasonably determined by the Majority Lenders not to be material.

(j)	Guarantor shall at all times own directly (or through its 100% owned affiliate) and beneficially not less than fifty-one percent (51%) of the issued and outstanding voting share capital of Borrower.

(k)	Guarantor shall ensure that, at any time during the life of the Facility, the financial condition of Guarantor, as evidenced by Guarantor’s then most recent financial statements delivered to Agent pursuant to Section 10(a) (adjusted, as Agent may consider appropriate, to take account of any changes in circumstances which occur after the date as of which such financial statements were prepared), shall be such that at all times the Total Debt to Equity Ratio does not exceed 1.1:1.

Unless specifically required by Agent, the above financial covenants shall be tested on a semi-annual basis based on Guarantor’s then most recent audited and non-consolidated or unaudited and non-consolidated financial statements.

The expressions used in this Section 10(k) shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 9(j), but so that:

(i)	“Total Debt” means the total liabilities as contained in the audited financial statements of Guarantor for such fiscal year; and

(ii)	“Total Debt to Equity Ratio” means the ratio of (a) Total Debt to (b) total shareholder’s equity of Guarantor.

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(l)	Guarantor shall furnish Agent with all such other documents and instruments and do all such other acts and things as Agent may reasonably require to carry out the transactions contemplated herein or in the documents to be delivered hereunder.

Section 11. Assignment

11.1	Guarantor shall not assign or transfer any of its rights or obligations hereunder.

11.2	A Lender may at any time assign, transfer or grant subparticipations in all or any part of the rights, benefits and obligations under the Loan Agreement and this Guaranty pursuant to the terms of Section 17 of the Loan Agreement and Guarantor hereby irrevocably consents to, and agrees to be bound by, such assignment or transfer. Such Lender may make disclosures in accordance with, and Guarantor shall do such acts and things as provided in, Section 17 of the Loan Agreement but as if references to Borrower were references to Guarantor.

Section 12. Governing Law and Jurisdiction

12.1	This Guaranty and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Korea.

12.2	Guarantor agrees that any legal action or proceeding arising out of or relating to this Guaranty may be brought in the Seoul Central District Court in Seoul, Korea and irrevocably submits to the non-exclusive jurisdiction of such court. The foregoing, however, shall not limit the rights of Agent or any Lender to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

Section 13. Notices

13.1	Each notice, demand or other communication to be given or made to Guarantor under this Guaranty shall be in writing and delivered at its address or fax number set out below (or such other address or fax number as Guarantor has by five (5) days’ prior written notice specified to Agent):

To Guarantor:	Hanwha Chemical Corporation
17th Floor, Hanwha Bldg.
86, Cheonggyecheon-ro, Jung-gu
Seoul, Korea
Fax No.: 82-2-729-1235
Tel No.: 82-2-729-2943
Attention: Mr. Won Young, Jung

13.2	Any notice, demand or other communication so addressed shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address or, as the case may be, seven (7) days after being sent by prepaid post (by airmail if to another country) and (ii) if given or made by fax, when despatched with a simultaneous confirmation of transmission stating that the correct number of pages has been sent and that such transmission is error free (or equivalent), provided that any notice, demand or other communication to be made or delivered to Agent or any Lender shall be effective only when actually received by Agent or such Lender and provided, further, that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

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13.3	Any notice, demand or other communication from Guarantor to Agent or any Lender shall be given or made in accordance with Section 19 of the Loan Agreement.

Section 14. Miscellaneous

14.1	(a)	Each Lender or Agent may (but shall not be obliged to) at any time:

(i)	set off any obligation owed by Guarantor to such Lender or, as the case may be, Agent under this Agreement against any obligation (whether or not matured) owed by such Lender or, as the case may be, Agent (at any of its offices or branches) to Guarantor, regardless of the place of payment, booking branch or currency of either obligation; and/or

(ii)	combine and/or consolidate all or any of the accounts maintained with such Lender or, as the case may be, Agent (at any of its offices or branches) by Guarantor for the purpose of effecting the set-off referred to in sub-paragraph (i) above.

(b)	If the obligations or the credit and/or debit balances to the accounts referred to in sub-paragraph (i) or (ii) of paragraph (a) above are in different currencies, such Lender or, as the case may be, Agent may convert all or part of either obligation or, as the case may be, all or part of the credit/debit balance of either account at a rate of exchange determined by it for the purpose of effecting the set-off or, as the case may be, combination or consolidation. If any obligation referred to in sub-paragraph (i) of paragraph (a) above is unliquidated or unascertained, such Lender or, as the case may be, Agent may set off in an amount estimated by it in good faith to be the amount of that obligation.

(c)	Nothing in this Section 14.1 shall limit, prejudice or otherwise adversely affect any lien, right of set-off or other similar rights conferred on any Lender or Agent under general law.

14.2	Any Lender or Agent may place and keep any monies received by virtue of this Guaranty (whether before or after the insolvency or liquidation of Guarantor or Borrower) to the credit of a suspense account for so long as it may think fit in order to preserve its rights to sue or prove for the whole amount of its claims against Guarantor, Borrower or any other person.

14.3	The failure or delay of Agent or any Lender to require performance by Guarantor of any provision of this Guaranty shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Each and every right, power and remedy granted to Agent and the Lenders hereunder or by law shall be cumulative and may be exercised in part or in whole from time to time.

14.4	If any one or more of the provisions contained in this Guaranty shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.5	Any amendment or waiver of any provision of this Guaranty and any waiver of any default under this Guaranty shall only be effective if made in writing and signed by Agent.

[signature page to follow]

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized representative as of the day and year first written above.

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE

To:	KDB Asia Limited

Suite 2005-09

Two International Finance Centre

8 Finance Street

Central, Hong Kong

as Agent for the Lenders

defined in the Loan Agreement

referred to below

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Agreement”) dated April 21, 2015 whereby a US$120,000,000 term loan facility was made available to Hanwha Q Cells Co., Ltd. (“Borrower”) by a group of banks on whose behalf KDB Asia Limited (“Agent”) acted as agent in connection therewith.

1. Terms defined in the Agreement shall, subject to any contrary indication, have the same meanings herein. Certain terms used herein are defined in the schedule hereto.

2. Bank (as defined in the Schedule hereto) confirms that the details in the schedule hereto under the heading “Bank’s Participation” is an accurate summary of its Participation in the Facility and requests Transferee to accept and procure the transfer to Transferee as specified in the schedule hereto of its Participation in the Facility by counter-signing and delivering this Transfer Certificate to Agent at its address for the service of notices specified in the Agreement.

3. Transferee hereby requests Agent to accept this Transfer Certificate as being delivered to Agent pursuant to and for the purposes of Section 17.3 of the Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. Transferee warrants that it has received a copy of the Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy or completeness of any such information and further agrees that it has not relied and will not rely on Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of Borrower.

5. Transferee hereby undertakes with Bank and each of the other parties to the Agreement that (i) Transferee is empowered to become a party to the Agreement as a Lender and the proposed signatory of Transferee is an authorized signatory and (ii) it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any document relating thereto and assumes no responsibility for the financial condition of Borrower or for the performance and observance by Borrower of any of its obligations under the Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. Bank hereby gives notice that nothing herein or in the Agreement (or any document relating thereto) shall oblige Bank to (a) accept a re-transfer from Transferee of the whole or any part of its rights, benefits and/or obligations under the Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by Transferee for any reason whatsoever including, without limitation, the non-performance by Borrower or any other party to the Agreement (or any document relating thereto) of its obligations under any such document. Transferee hereby acknowledges the absence of any such obligations as is referred to in (a) or (b) above.

8. This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Korea.

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THE SCHEDULE

1.	Bank:

2.	Transferee:

3.	Transfer Date:

4.	Bank’s Participation:

Batik’s Participation in the Loan

[            ]

Bank’s Commitment

[            ]

5.	Amount Transferred:

Amount of Bank’s Participation in the Loan to be transferred to Transferee

[            ]

Amount of Bank’s Commitment to be assumed by Transferee

[            ]

[TRANSFEROR BANK]	[TRANSFEREE BANK]

By:	By:

Date:	Date:

Administration Details of Transferee

Address of Lending Office:

Telephone:

Facsimile:

Attention:

Account for Payment:

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.